                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           MENTOR GRAPHICS CORPORATION

                           INDIANA MERGER CORPORATION

                                       AND

                                 INNOVEDA, INC.

                           DATED AS OF APRIL 23, 2002


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                                TABLE OF CONTENTS
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ARTICLE 1 THE OFFER.....................................................................     2

   Section 1.1       The Offer..........................................................     2
   Section 1.2       Actions in Connection With the Offer...............................     3
   Section 1.3       Directors..........................................................     4

ARTICLE 2 THE MERGER....................................................................     5

   Section 2.1       The Merger.........................................................     5
   Section 2.2       Effective Time.....................................................     5
   Section 2.3       Effect of the Merger...............................................     5
   Section 2.4       Certificate of Incorporation; Bylaws...............................     6
   Section 2.5       Directors and Officers.............................................     6
   Section 2.6       Conversion of Securities...........................................     6
   Section 2.7       Intentionally Omitted..............................................     6
   Section 2.8       Stockholders' Meeting..............................................     6
   Section 2.9       Merger Without Meeting of Stockholders.............................     7
   Section 2.10      Dissenting Shares..................................................     7
   Section 2.11      Payment for Shares.................................................     8
   Section 2.12      Top-Up Option......................................................     9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................     9

   Section 3.1       Organization and Qualification; Subsidiaries.......................    10
   Section 3.2       Certificate of Incorporation and Bylaws............................    10
   Section 3.3       Capitalization.....................................................    10
   Section 3.4       Authority..........................................................    11
   Section 3.5       No Conflict; Required Filings and Consents.........................    12
   Section 3.6       Permits; Compliance With Law.......................................    13
   Section 3.7       SEC Filings; Financial Statements..................................    13
   Section 3.8       Disclosure Documents...............................................    14
   Section 3.9       Absence of Certain Changes or Events...............................    15
   Section 3.10      Employee Benefit Plans.............................................    15
   Section 3.11      Labor and Other Employment Matters.................................    17
   Section 3.12      Contracts..........................................................    18
   Section 3.13      Litigation.........................................................    19
   Section 3.14      Environmental Matters..............................................    19
   Section 3.15      Intellectual Property..............................................    20
   Section 3.16      Taxes..............................................................    22
   Section 3.17      Insurance..........................................................    24
   Section 3.18      Opinion of Financial Advisor.......................................    24
   Section 3.19      Brokers............................................................    24
   Section 3.20      Vote Required......................................................    25
   Section 3.21      Customers and Suppliers; Backlog...................................    25
   Section 3.22      Restrictions on Business Activities................................    25
   Section 3.23      Affiliate Transactions.............................................    25
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   Section 3.24      Accounts Receivable................................................    25
   Section 3.25      Distributors.......................................................    26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER....................    26

   Section 4.1       Organization and Qualification; Capitalization of the Purchaser....    26
   Section 4.2       Authority..........................................................    26
   Section 4.3       No Conflict; Required Filings and Consents.........................    27
   Section 4.4       Litigation.........................................................    27
   Section 4.5       Disclosure Documents...............................................    27
   Section 4.6       No Prior Activities................................................    28
   Section 4.7       Financing..........................................................    28
   Section 4.8       Brokers............................................................    28

ARTICLE 5 COVENANTS.....................................................................    29

   Section 5.1       Conduct of Business by the Company Pending the Closing.............    29
   Section 5.2       Cooperation........................................................    31
   Section 5.3       Access to Information; Confidentiality.............................    32
   Section 5.4       No Solicitation of Transactions....................................    32
   Section 5.5       Appropriate Action; Consents; Filings..............................    33
   Section 5.6       Certain Notices....................................................    35
   Section 5.7       Public Announcements...............................................    35
   Section 5.8       Employee Benefit Matters; Stock Options............................    35
   Section 5.9       Indemnification of Directors and Officers..........................    37
   Section 5.10      Parent Agreement Concerning the Purchaser; Parent Guaranty.........    37
   Section 5.11      FIRPTA Certificate.................................................    37

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER......................................    38

   Section 6.1       Conditions to Obligations of Each Party............................    38

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER.............................................    38

   Section 7.1       Termination........................................................    38
   Section 7.2       Effect of Termination..............................................    39
   Section 7.3       Amendment..........................................................    41
   Section 7.4       Waiver.............................................................    41

ARTICLE 8 GENERAL PROVISIONS............................................................    41

   Section 8.1       Non-Survival of Representations and Warranties.....................    41
   Section 8.2       Fees and Expenses..................................................    41
   Section 8.3       Notices............................................................    41
   Section 8.4       Certain Definitions................................................    42
   Section 8.5       Terms Defined Elsewhere............................................    47
   Section 8.6       Headings...........................................................    50
   Section 8.7       Severability.......................................................    50
   Section 8.8       Entire Agreement...................................................    50
   Section 8.9       Assignment.........................................................    50
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   Section 8.10      Parties in Interest................................................    50
   Section 8.11      Mutual Drafting....................................................    51
   Section 8.12      Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury....    51
   Section 8.13      Counterparts.......................................................    52
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               This AGREEMENT AND PLAN OF MERGER, dated as of April 23, 2002
(this "Agreement"), is by and among Mentor Graphics Corporation, an Oregon corporation ("Parent"), Indiana Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Innoveda, Inc., a
Delaware corporation (the "Company").

                  WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a tender offer (the "Offer") to purchase all of the common stock, par value $0.01 share, of the Company (the "Shares"), at a price per Share of $3.95 net to the seller in cash, or any higher price actually paid by the Purchaser to purchase Shares pursuant to the Offer (such price to constitute the "Offer Price");

                  WHEREAS, the Board of Directors of the Company (the "Company Board") has, on the terms and subject to the conditions set forth herein, (i) approved the Offer and (ii) adopted this Agreement and hereby recommends that the Company's stockholders accept the Offer, tender their Shares to the Purchaser and approve this Agreement;

                  WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the merger of the Purchaser with and into the Company with the Company as the surviving corporation, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash;

                  WHEREAS, as a condition to and inducement to Parent's and the Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into tender and stockholder support agreements with Parent and the Purchaser (the "Support Agreements") and certain stockholders of the Company are entering into non-competition agreements with Parent, the Purchaser and the Company (the "Non-Competition Agreements"); and

                  WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                    THE OFFER

         Section 1.1 The Offer.

                  Section 1.1.1 Provided that this Agreement shall not have been terminated in accordance with Article 7 hereof and none of the events set forth in Annex I hereto (the "Tender Offer Conditions") shall have occurred, Parent shall cause the Purchaser to (A) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act")) as promptly as practicable (and in any event within five business days after the date of this Agreement), an offer to purchase all outstanding Shares at the Offer Price, (B) after affording the Company a reasonable opportunity to review and comment thereon, file a Tender Offer Statement on Schedule TO and all other necessary documents with the Securities and Exchange Commission (the "SEC"), make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, and publish, send or give the disclosure required by Rule 14d-6 under the Exchange Act by complying with the dissemination requirements of Rule 14d-4 under the Exchange Act in each case in connection with the Offer (collectively, together with any amendments or supplements thereto, the "Offer Documents") and (C) use reasonable efforts to consummate the Offer, subject to the terms and conditions thereof. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case as and to the extent required by applicable federal securities laws. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction of the Tender Offer Conditions.

                  Section 1.1.2 Without the prior written consent of the Company, the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, waive the Minimum Condition, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. The Offer shall remain open until the date that is 20 business days (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the "Expiration Date"), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the terms of this Agreement or as may be required by applicable law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire. If, at any Expiration Date, any of the Tender Offer Conditions are not satisfied or waived by the Purchaser, the Purchaser may, but shall not be required to, extend the Offer; provided, however, if the Offer shall not have been consummated at the Expiration Date due to the failure to satisfy the condition to the Offer relating to the expiration of the waiting period under the HSR Act or under any applicable foreign antitrust statutes or regulations, Parent will, at the request of the Company, cause the Purchaser to extend the Expiration Date for one or more periods (not in excess of ten business days each) but in no event later than December 23, 2002. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any

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Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after such Expiration Date. The Purchaser may, but shall not be required to, provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act.

         Section 1.2 Actions in Connection With the Offer.

                  Section 1.2.1 The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Shares, as promptly as practicable on the date of the filing by Parent and the Purchaser of the Offer Documents, a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") reflecting the recommendation of the Company Board that holders of Shares tender their Shares pursuant to the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent provided for by Section
5.4.3. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has (A) determined by unanimous vote of all of its directors in attendance that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders, (B) approved the Offer and adopted this Agreement in accordance with the DGCL, (C) recommended acceptance of the Offer and approval of this Agreement by the Company's stockholders (if such approval is required by applicable law), and (D) taken all other action necessary to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger and the Ancillary Agreements; provided, however, that such recommendation and approval may be withdrawn, modified or amended solely to the extent permitted by Section 5.4.3. In addition, the
Schedule 14D-9 will set forth, and the Company further represents, that, prior to the execution hereof, Robertson Stephens, Inc. (the "Company Financial Advisor") has delivered to the Company Board its written opinion that, as of the date of such opinion, based upon and subject to the assumptions, conditions and qualifications set forth therein, the cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view. Subject to Section 5.4.3, the Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.2.1 and the terms of the opinion of the Company Financial Advisor. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable federal securities laws. Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments that Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of Parent, the Purchaser or their counsel. The Company shall provide Parent, the Purchaser and their

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counsel with a copy of any written comments or telephonic notification of any oral comments that the Company or its counsel may receive from the SEC or its staff with respect to the Offer promptly after receipt thereof, shall consult with Parent, the Purchaser and their counsel prior to responding to any such comments, and shall provide Parent, the Purchaser and their counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.

                  Section 1.2.2 The Company will promptly, and from time to time as requested by the Purchaser, furnish the Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating to the Company's record and beneficial stockholders.

         Section 1.3 Directors.

                  Section 1.3.1 Subject to compliance with applicable law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any of its affiliates bears to the total number of Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the Effective Time, the Company Board shall always have at least two Continuing Directors.

                  Section 1.3.2 The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section
1.3. Parent will supply to the Company any information with respect to itself, the Purchaser, their respective officers, directors and affiliates and proposed designees to the Company Board required by such Section and Rule, and the Company shall include such information in the Schedule 14D-9.

                  Section 1.3.3 Following the election or appointment of Parent's designees to the Company Board pursuant to this Section 1.3 and prior to the Effective Time, any Adverse Matter (as defined below) shall require, in addition to any other affirmative votes required under the DGCL, the affirmative vote of not less than a majority of the entire Company Board, which majority shall include the concurrence of a majority of the Continuing Directors;

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provided, however, that if the foregoing provisions of this subsection are invalid or incapable of being enforced under applicable law, then neither Parent nor the Purchaser shall approve (either in its capacity as a stockholder or as a party to this Agreement, as applicable), and Parent and the Purchaser shall use their reasonable efforts to prevent the occurrence of, such action unless such actions shall have received the unanimous approval of the entire Company Board. For purposes of this Section 1.3.3, an "Adverse Matter" shall mean any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser hereunder, or any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder, if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the stockholders of the Company other than the Purchaser or its affiliates. For purposes of this Section 1.3, the term "Continuing Directors" shall mean any directors of the Company then serving, if any, who are directors as of the date hereof. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time (as defined in Section 2.2 hereof), be Continuing Directors, provided that, if there shall be in office fewer than two Continuing Directors for any reason, the parties shall use their reasonable best efforts to cause the Company Board to cause the person designated by the remaining Continuing Director to fill such vacancy, which person shall be deemed to be a Continuing Director for all purposes of this Agreement. If no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be directors, officers, employees or affiliates of Parent or the Purchaser, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. The Company Board shall not delegate any Adverse Matter to any committee of the Company Board unless such committee consists only of Continuing Directors.

                                   ARTICLE 2

                                   THE MERGER

         Section 2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         Section 2.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Sections
6.1.1 and 6.1.2, but subject to Sections 6.1.3 and 6.1.4, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

         Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and the Purchaser shall vest

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in the Surviving Corporation, and all debts, liabilities and duties of the
Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to read as set forth in Exhibits A and B hereto.

         Section 2.5 Directors and Officers. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         Section 2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holders of any of the following securities:

                  Section 2.6.1 Conversion Generally. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares), shall be converted into the right to receive the Offer Price (or any higher price actually paid by Parent or the Purchaser to purchase Shares in the Offer) (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Shares.

                  Section 2.6.2 Purchaser Common Stock. Each share of common stock, par value $0.0001 per share, of the Purchaser (the "Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Section 2.7 Intentionally Omitted.

         Section 2.8 Stockholders' Meeting.

                  Section 2.8.1 If required by applicable law in order to consummate the Merger, the Company shall (A) call and hold a special meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable following the later of the Expiration Date or the expiration of any subsequent offering period as permitted by Section 1.1.2, or upon the request of Parent, for the purpose of considering and taking action upon the Merger and this Agreement; (B) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (1) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after

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consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (as the same may be supplemented or amended from time to time, the "Proxy Statement") to be mailed to its stockholders and (2) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and
(C) subject to Section 5.4.3, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and this Agreement. Notwithstanding anything to the contrary herein, the Company agrees that its obligations pursuant to the first sentence of this Section 2.8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or a Superior Proposal or any withdrawal or modification of the approval or recommendation by the Company Board or any committee thereof of the Offer and the Merger and the adoption and approval of this Agreement. In addition, the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. The Company, after consultation with Parent, will use all reasonable efforts to respond to any comments made by the SEC with respect to any Other Filings. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws.

                  Section 2.8.2 Parent and the Purchaser shall not, and they shall cause their direct and indirect subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares beneficially owned by Parent or the Purchaser, as of the date of this Agreement, or acquired pursuant to the Offer or otherwise prior to the meeting of the Company's stockholders, if any is required, pursuant to which the Shares are voted with respect to the Merger; provided, however, that this Section 2.8.2 shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all of such Shares in transactions involving solely Parent, the Purchaser and/or one or more of their direct or indirect subsidiaries or following the Company's receipt of any Superior Proposal. Parent agrees that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any Parent Subsidiary in favor of the approval of the Merger and this Agreement.

         Section 2.9 Merger Without Meeting of Stockholders. Notwithstanding
Section 2.8, in the event that Parent, the Purchaser and the Parent Subsidiaries shall acquire and then hold at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

         Section 2.10 Dissenting Shares. Notwithstanding Section 2.6.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise

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loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.11 Payment for Shares.

                  Section 2.11.1 From and after the Effective Time, such bank or trust company as shall be designated by Parent and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment of the Merger Consideration pursuant to Section 2.6.1. Promptly following the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.6.1.

                  Section 2.11.2 Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates that, immediately prior to the Effective Time, represented Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Shares held by Parent or the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer as reasonably determined by the Purchaser and that the person surrendering such Shares shall pay to the Paying Agent any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  Section 2.11.3 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay to the holder of such lost, stolen or destroyed Certificate the aggregate Merger Consideration relating thereto, without any interest thereon.

                  Section 2.11.4 Promptly following the date which is 270 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest thereon. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  Section 2.11.5 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article 2.

         Section 2.12 Top-Up Option.

                  Section 2.12.1 The Company hereby irrevocably grants to the Purchaser an irrevocable option (the "Top-Up Option"), such Top-Up Option to be exercisable only on or after the Expiration Date, to purchase that number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by the Purchaser at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares and the exercise of all outstanding exercisable options to purchase Shares with an exercise price less than the Offer Price) at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise the Purchaser would own more than 90% of the Shares then outstanding.

                  Section 2.12.2 The Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence for a Top-Up Exercise Event (as defined below) and prior to the Effective Time.

                  Section 2.12.3 For purposes of this Agreement, a "Top-Up Exercise Event" shall occur only upon the Purchaser's acceptance for payment pursuant to the Offer of Shares or acquisition of Shares pursuant to the Support Agreements constituting at least 85% of the Shares then outstanding.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and the Purchaser that the statements contained in this Article 3 are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Company to Parent and the Purchaser on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Article 3 and the disclosure in any section of the Company Disclosure Schedule shall qualify (1) the corresponding section in this Article 3 and (2) the other sections in this Article 3 to the extent that (a) a reasonable person would determine that the disclosure contained in such section of the Company Disclosure Schedule could qualify such other sections in this Article 3 and (b) the Company and its representatives have used their respective reasonable best efforts to include all relevant disclosure in each applicable section of the Company Disclosure Schedule.

         Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company (each a "Company Subsidiary" and, collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Exhibit 21 to the Company Form 10-K sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.

         Section 3.2 Certificate of Incorporation and Bylaws. The copies of the Company's Certificate of Incorporation (the "Company Certificate") and Bylaws (the "Company Bylaws") that are listed as exhibits to the Company Form 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company Bylaws. True and complete copies of all minute books of the Company for the period commencing April 1, 2000 have been made available by the Company to Parent.

         Section 3.3 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share (the "Company Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the close of business on the business day immediately preceding the date of this Agreement, (A) 40,086,376 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid and nonassessable and free of preemptive rights under the DGCL, the Company Certificate, the Company Bylaws or any agreement to which the Company is a party, (B) 550,606 shares of Company Common Stock were held in the treasury of the Company or by any Company Subsidiary, (C) 8,933,746 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date, and (D) no shares of Company Preferred Stock were issued or outstanding. Except for Company Options to purchase not more than 8,933,746 shares of Company Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. The Company has no stock appreciation rights, phantom stock rights or other similar rights outstanding. The Company has previously provided Parent with a true and complete list, as of the close of business on the business day immediately preceding the date of this Agreement, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plans, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each executive officer and key employee of the Company. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights under the DGCL, the Company Certificate, the Company Bylaws or any agreement to which the Company is a party. There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on the Company's or any Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of a wholly-owned Company Subsidiary.

         Section 3.4 Authority.

                  Section 3.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby other than, with respect to the Merger, as provided in Section 2.8. This Agreement and each Ancillary Agreement to which the Company is a party have been duly authorized and validly executed and delivered by the

Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and by general principles of equity that restrict the availability of equitable remedies.

                  Section 3.4.2 The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, without any further action on the part of the stockholders or the Company Board. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement or any Ancillary Agreement. True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent.

         Section 3.5 No Conflict; Required Filings and Consents.

                  Section 3.5.1 The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by the Company does not, and the performance of this Agreement and each Ancillary Agreement to which it is a party by the Company will not, (A) assuming, the stockholder approval set forth in Section 2.8.1 is obtained, conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any material Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract.

                  Section 3.5.2 The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, Securities Act, any applicable Blue Sky Law, the rules and regulations of the Exchange, the HSR Act, foreign or supranational antitrust and competition laws and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Offer or the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or the Ancillary Agreements or (3) have a Company Material Adverse Effect.

         Section 3.6 Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary, as the case may be, to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to
(A) prevent or materially delay consummation of the Offer or the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or the Ancillary Agreements or (C) have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in material conflict with, or in material default or violation of,
(1) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (2) any Company Permits.

         Section 3.7 SEC Filings; Financial Statements.

                  Section 3.7.1 The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 1999 (the "Company SEC Filings"). Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or in the case of a registration statement, at the time it became effective), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

                  Section 3.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto), other than pro forma financial statements, contained in the Company SEC Filings (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (B) each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

                  Section 3.7.3 Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 29, 2001 included in the Company's Form 10-K for the year ended December 29, 2001, including the notes thereto (the "Company Form 10-K"), none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of a nature required under GAAP to be set forth on a balance sheet (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations incurred in the ordinary course of business since December 29, 2001 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Offer or the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

                  Section 3.7.4 The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act; provided, that, such amendment or modification is required to be filed with the SEC pursuant to the Securities Act or the Exchange Act.

         Section 3.8 Disclosure Documents

                  Section 3.8.1 The Schedule 14D-9 and the Proxy Statement, and any amendments or supplements thereto, when and if filed by the Company with the SEC, or when and if distributed or otherwise disseminated to the Company's stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

                  Section 3.8.2 (A) The Proxy Statement, as supplemented or amended, if any, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (B) the Schedule 14D-9 or any amendment or supplement thereto, at the time of the filing and at the time of any distribution or dissemination thereof to the Company's stockholders, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.8.2 will not apply to statements or omissions included in the Schedule 14D-9 or the Proxy Statement (if any), each as supplemented or amended, based upon information furnished to the Company by Parent or the Purchaser specifically for use therein.

                  Section 3.8.3 The information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof to the Company's stockholders and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 3.9 Absence of Certain Changes or Events. Since December 29, 2001, except as specifically contemplated by, or as disclosed in, this Agreement, the Company and each Company Subsidiary have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or the Ancillary Agreements by the Company or (C) any action taken by the Company or any Company Subsidiary during the period from January 1, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

         Section 3.10 Employee Benefit Plans.

                  Section 3.10.1 Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company which are maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Company Benefit Plan"). None of the Company, or, to the knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

         With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan and (D) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan.

                  Section 3.10.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Law, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected to the extent required by GAAP on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

                  Section 3.10.3 (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company's knowledge no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (B) to the Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company; (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) which could reasonably be expected to result in material liability to the Company or any Company Benefit Plan; (D) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan") or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA; (E) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder; (F) neither the Company nor any ERISA Affiliate has any material liability under ERISA Section 502; (G) all tax, annual reporting and other governmental filings required by ERISA and the Code with respect to any Company Benefit Plan have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants; (H) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404; and (I) no material excise tax could be imposed upon the Company under Chapter 43 of the Code.

                  Section 3.10.4 Except as required by Law, no Company Benefit Plan provides medical or life benefits following termination of employment. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

                  Section 3.10.5 With respect to employee benefit plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Company Benefit Plan to any employee or former employee or dependent thereof, which plan, program or arrangement is subject to the laws of any jurisdiction outside of the United States ("Foreign Plans"): (A) the Foreign Plans have been maintained in all material respects in accordance with all applicable requirements and all applicable Laws, (B) if intended to qualify for special tax treatment, the Foreign Plans meet all requirements for such treatment, (C) if intended to be funded and/or book-reserved the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (D) no material liability exists or reasonably could be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plans.

         Section 3.11 Labor and Other Employment Matters.

                  Section 3.11.1 Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). None of the Company or any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened that would reasonably be expected to have a Company Material Adverse Effect. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or any Company Subsidiary or to the Company's knowledge has applied to represent such employees or is attempting to organize so as to represent such employees. There is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is materially delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it. To the Company's knowledge, there are no material controversies pending or threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed by the Company to be conducted by it or to the use of trade secrets or proprietary information of others. To the Company's knowledge, no executive officer or key employee of the Company or any Company Subsidiary has given notice that such executive officer or key employee intends to terminate his or her employment with the Company or such Company Subsidiary.

                  Section 3.11.2 The Company has identified in Section 3.11.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, executive officers and key employees of the Company or any Company Subsidiary,
(B) all generally applicable severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or key consultants which contain provisions increasing or accelerating compensation or vesting of benefits in connection with a change of control of the Company. None of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment)
(A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

                  Section 3.11.3 There are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to such Company Benefit Plans or the assets of any of the trusts under any Company Benefit Plan which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

         Section 3.12 Contracts. The term "Company Material Contract" shall mean any agreement to which the Company or any Company Subsidiary is a party and which, as of the date hereof: (1) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (2) requires aggregate expenditures in excess of $250,000; (3) requires annual expenditures in excess of $150,000 and is not cancelable within one year; (4) contains any non-compete or exclusivity obligations of the Company or any Company Subsidiary with respect to any material line of business or material geographic area with respect to the Company or any Company Subsidiary, or which materially restricts the conduct of any material line of business by the Company or any Company Subsidiary; (5) grants to any person or entity any exclusive rights or licenses relating to the Intellectual Property of the Company or any Company Subsidiary; or (6) would prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements. Each Company Material Contract is set forth in Section 3.12 of the Company Disclosure Schedule or is filed as an exhibit to the Company Form 10-K and is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company's knowledge, each other party thereto, as applicable, and in full force and effect. Except for any such breaches or defaults that would not reasonably be expected to, individually or in the aggregate, (1) prevent or materially delay consummation of the Offer or the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its obligations under this Agreement or the Ancillary Agreements or (3) result in a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is in breach of or default under, and there are no facts which with notice or the passage of time would cause the Company to be in breach or default under, or, to the Company's knowledge, give rise to any right of termination, amendment, cancellation or acceleration of other parties under, whether as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise, any Company Material Contract.

         Section 3.13 Litigation. Except as and to the extent set forth in Company SEC Filings filed prior to the date of this Agreement, (A) there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (2) challenges the validity or propriety, or seeks to prevent or materially delay consummation of, the Offer, the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements and (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Offer or the Merger, (2) otherwise prevent or materially delay performance by the Company of its material obligations under this Agreement or the Ancillary Agreements or (3) result in a Company Material Adverse Effect.

         Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse
Effect:

                  Section 3.14.1 Each of the Company and each Company Subsidiary is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct their current operations and is in compliance with their respective Environmental Permits.

                  Section 3.14.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

                  Section 3.14.3 None of the Company or any Company Subsidiary
(A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any liability under any Environmental Law or relating to any Hazardous Materials.

                  Section 3.14.4 To the knowledge of the Company, none of the real property owned or leased by the Company or any Company Subsidiary is listed or proposed for listing on the "National Priorities List" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof ("CERCLA"), as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

         Section 3.15 Intellectual Property. Section 3.15.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign (a) Patents and pending Patent applications, (b) Trademark registrations, Trademark applications, and material unregistered Trademarks, and
(c) Copyright registrations and Copyright applications. For purposes of this
Section 3.15, references to the Company shall include the Company Subsidiaries.

                  Section 3.15.2 (A) all trademark registrations and pending trademark applications of the Company are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the use, priority or enforceability of the Trademark in question, (B) no registered Trademark of the Company has been or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office, (C) to the Company's knowledge the Company is the owner of all right, title and interest in and to all of the Trademarks used in the Company's business, in each case free and clear of any and all encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim or to its knowledge, any oral notice or claim, challenging the Company's complete and exclusive ownership of the Trademarks or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, and (D) there is no agreement, decree, arbitral award or other provision or contingency which obligates the Company to grant licenses in future Trademarks owned by the Company.

                  Section 3.15.3 All Patents of Company are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Patent in question. Company is the owner of all right, title and interest in and to all of the Patents, in each case free and clear of any and all encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and Company has not received any written notice or claim (or to the knowledge of the Company, oral notice or claim), challenging the Company's complete and exclusive ownership of the Patents or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto. There is no agreement, decree, arbitral award or other provision or contingency which obligates Company to grant licenses in future Patents.

                  Section 3.15.4 The Company is the owner of all right, title and interest in and to each of the Copyrights covering materials used by the Company other than those as to which the rights being exercised by the Company have been licensed from another person (collectively, "Company Owned Copyrights"), free and clear of any and all encumbrances, covenants, conditions and restrictions or other adverse claims or interests of any kind or nature, and the Company has not received any written notice or claim (or, to the knowledge of the Company, any oral notice or claim) challenging the Company's complete and exclusive ownership of the Copyrights or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto.

                  Section 3.15.5 The Company has not received any written notice or claim (or, to the knowledge of the Company, any oral notice or claim) challenging or questioning the validity or enforceability of any of the Company Owned Copyrights or indicating an intention on the part of any person to bring a claim that any Company Owned Copyright is invalid, is unenforceable or has been misused and, to the Company's knowledge, no Company Owned Copyright otherwise has been challenged or threatened in any way.

                  Section 3.15.6 The Company has not taken any action or, to the Company's knowledge, failed to take any action, or used or enforced or failed to use or enforce any of the Company Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Company Owned Copyrights. To the knowledge of the Company, no other person has infringed or is infringing in any material respect any of the Company Owned Copyrights.

                  Section 3.15.7 The Company has not granted to any person any right, license or permission to exercise any rights under any of the Company Owned Copyrights other than non-exclusive licenses granted in the ordinary course of business to customers.

                  Section 3.15.8 The Company has taken all reasonable steps in accordance with normal industry practice to protect its rights in Trade Secrets. Without limiting the generality of the foregoing, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms that assign to the Company all rights to any Intellectual Property relating to the Company's business that are developed by the employees, consultants or contractors, as applicable, and, except under nondisclosure or confidentiality agreements, or in connection with the release or distribution of products, to the knowledge of the Company there has been no disclosure by the Company of its confidential information or Trade Secrets at such time as the Company generally treated such information as confidential or proprietary.

                  Section 3.15.9 Section 3.15.9 of the Company Disclosure Schedule sets forth a complete and accurate list of: (a) all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property (other than software commercially available to any person for a license fee of no more than Ten Thousand Dollars ($10,000) (collectively, the "Company Inbound License Agreements"), indicating for each the title and the parties thereto, and (b) all current forms of standard license agreements used by the Company in the ordinary course of business under which the Company grants licenses of Software or grants other rights in or to use or practice any rights under any Intellectual Property (collectively, the "Company Outbound License Agreements"). There is no outstanding or, to the Company's knowledge, threatened dispute or disagreement with respect to any Company Inbound License Agreement or any Company Outbound License Agreement that would reasonably be likely to have a Material Adverse Effect. True, correct and complete executed copies of all Company Inbound License Agreements and material Company Outbound License Agreements have been made available to the Purchaser.

                  Section 3.15.10 The Company owns or possesses adequate licenses or other rights to use, free and clear of encumbrances (except in the case of licenses, the interests of the licensing party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the Company and any other person all of its Intellectual Property. The Intellectual Property, together with Trade Secrets, Company Owned Copyrights and the Company's unregistered Copyrights and the Company's rights granted to it under the Company Inbound License Agreements, constitute all the Intellectual Property rights and Company Inbound License Agreements used in the operation of the Company's businesses as currently conducted and are all such Intellectual Property rights and Company Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such businesses have been operated by the Company during the six months prior to the Effective Time.

                  Section 3.15.11 (a) No Intellectual Property that is owned by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any person, and (b) to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or exclusively licensed to the Company, and no claims for any of the foregoing have been brought against any third party by the Company.

                  Section 3.15.12 The Software owned or purported to be owned by the Company was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their Intellectual Property rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Intellectual Property rights in the Software to the Company. The Company currently is not experiencing an abnormal level (as compared to industry standard levels) of bugs, viruses or programming errors in any of its Software. None of the Software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement. The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities which would obligate the Company to grant licenses to or otherwise impair its control of its Intellectual Property.

         Section 3.16 Taxes.

                  Section 3.16.1 Each of the Company and the Company Subsidiaries has timely filed all Tax Returns with the appropriate taxing authority required to be filed through the date hereof, taking into account any extensions of time within which to file such Tax Returns. All such Tax Returns were complete and correct, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Taxes that are shown as due on such filed Tax Returns have been paid, and the unpaid Taxes of the Company and each Company Subsidiary (whether or not shown as being due on any Tax Returns) does not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company's most recent consolidated balance sheet contained in their financial statements (rather than in any notes thereto) filed with the SEC as of the date hereof, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return. No material claim has ever been made by an authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary, respectively, is or may be subject to taxation by that jurisdiction.

                  Section 3.16.2 No deficiencies for Taxes of the Company or any Company Subsidiary have been claimed, proposed or assessed by any taxing or other Governmental Entity. There are no pending or, to the knowledge of the Company or any Company Subsidiary, threatened audits, assessments or other administrative or court proceedings with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Audits of federal, state and local Tax Returns by the relevant taxing authorities with respect to the Company or any Company Subsidiary have been completed for the periods set forth on Schedule 3.16.2 and, except as set forth in such Schedule, none of the Company, any Company Subsidiary or any predecessor to any such entity has been notified that any taxing or other governmental authority intends to audit a Tax Return for any other period. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of each of the Company, the Company Subsidiaries and their predecessors for the years ended September 30, 1998, 1999, 2000 and 2001, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Company Subsidiary or any predecessor to any such entity since December 31, 1997. No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

                  Section 3.16.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary, except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 3.16.4 Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, subject to such exceptions as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 3.16.5 None of the Company or any Company Subsidiary is responsible for the Taxes of any other person (other than Taxes of the Company or a Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, which could reasonably be expected to give rise to a Company Material Adverse Effect.

                  Section 3.16.6 None of the Company or any Company Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the

Code apply to any disposition of any asset owned by it; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will make a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                  Section 3.16.7 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

                  Section 3.16.8 (i) Neither the Company nor any Company Subsidiary is party to any Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Company Subsidiary or the assets of any such entity; and (ii) after the Closing Date, none of the Company or any Company Subsidiary or the assets of any such entity shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                  Section 3.16.9 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the interest payable by the Company or any Company Subsidiary under outstanding indebtedness is nondeductible under Code Section 163 or is treated as interest on corporate acquisition indebtedness under Code Section 279.

                  Section 3.16.10 None of the Company or any Company Subsidiary is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would not be deductible as a result of application of Section 280G of the Code.

         Section 3.17 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

         Section 3.18 Opinion of Financial Advisor. The Company Financial Advisor has delivered to the Company Board its written opinion that, as of the date of such opinion, based upon and subject to the assumptions, conditions and qualifications noted therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view.

         Section 3.19 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other similar fee or commission in connection with the Offer, the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has previously provided Parent with a true and complete copy of each agreement between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment in connection with the Offer, the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

         Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger and this Agreement.

         Section 3.21 Customers and Suppliers; Backlog. As of the date of this Agreement, none of the Company's customers which individually accounted for more than five percent (5%) of the Company's gross revenues during 2001 has terminated or indicated in writing, or to the knowledge of the Company, otherwise to the Company that it intends to terminate or materially reduce, any agreement with the Company. As of the date of this Agreement, no material supplier of the Company has indicated in writing, or to the knowledge of the Company, otherwise that it will stop supplying materials, products or services to the Company. All material orders contained in backlog have been accepted by the Company and the customer, and, to its knowledge, the Company has received no notice that any such customer intends to cancel any such material order.

         Section 3.22 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or reasonably could be expected to have, whether before or after consummation of the Offer or the Merger, the effect of prohibiting or materially impairing any material current business practice of the Company or any Company Subsidiary, or the conduct by the Company or any Company Subsidiary of its business in all material respects as currently conducted or as currently proposed by the Company to be conducted.

         Section 3.23 Affiliate Transactions. Except as disclosed in the Company SEC Filings filed prior to the date of this Agreement, there are no material contracts, commitments, agreements, arrangements or other transactions required to be so disclosed between the Company or any Company Subsidiary, on the one hand, and any (i) executive officer or director of the Company or any of their immediate family members, (ii) record or beneficial owner to the extent known by the Company of ten percent or more of the voting securities of the Company or
(iii) affiliate (to the extent known by the Company) of any such executive officer, director, family member or beneficial owner, on the other hand.

         Section 3.24 Accounts Receivable. All of the accounts and notes receivable of the Company and the Company Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Filings) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions and
(ii) constitute valid claims of the Company or the Company Subsidiaries.

Section 3.25 Distributors. Section 3.25 of the Company Disclosure Schedule sets forth a true and complete list of the material distributors of the Company's products and, to the Company's knowledge, the amount of inventory of the Company's products held by each such distributor, and with respect to certain distributors, additional information. Each such distributor has no right of return other than warranty rights with respect to such inventory.

                                   ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

                  Except as set forth in the Disclosure Schedule delivered by Parent and the Purchaser to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which shall identify exceptions by specific Section references, Parent and the Purchaser hereby represent and warrant to the Company as follows:

         Section 4.1 Organization and Qualification; Capitalization of the Purchaser. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The authorized capital stock of the Purchaser consists of 100 shares of Purchaser Common Stock, $0.0001 par value, of which 100 shares are outstanding. All of the issued and outstanding shares of Purchaser Common Stock are validly issued, fully paid and non assessable and are owned, beneficially and of record, by Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever.

         Section 4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and the Purchaser, as applicable, and the consummation by each of Parent and the Purchaser of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole stockholder of the Purchaser), and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which Parent or the Purchaser is a party have been duly authorized and validly executed and delivered by Parent and the Purchaser, as applicable, and constitute a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with their respective terms.

         Section 4.3 No Conflict; Required Filings and Consents.

                  Section 4.3.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or the Purchaser is a party do not, and the performance hereof and thereof by Parent and the Purchaser will not (A) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or the Purchaser, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any material Law applicable to Parent or the Purchaser or any other subsidiary of Parent (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") or by which any property or asset of Parent, the Purchaser or any Parent Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of, any loss of any benefit under or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, the Purchaser or any Parent Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation.

                  Section 4.3.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or the Purchaser is a party do not, and the performance hereof and thereof by Parent and the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, Securities Act, any applicable Blue Sky Law, the rules and regulations of the Exchange, the HSR Act, foreign or supranational antitrust and competition laws, and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Offer or the Merger or (2) otherwise prevent or materially delay performance by Parent or the Purchaser of any of their material obligations under this Agreement or the Ancillary Agreements.

         Section 4.4 Litigation. As of the date hereof, (A) there is no suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or the Purchaser and (B) neither Parent nor the Purchaser is subject to any outstanding order, writ, judgment, injunction or decree or arbitration ruling, award or other finding of any Governmental Entity which, in the case of (A) or (B), (1) challenges the validity or propriety, or seeks to prevent the consummation of, the Offer, the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements or (2) would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent's or the Purchaser's ability to consummate the Offer or the Merger.

         Section 4.5 Disclosure Documents.

                  Section 4.5.1 The information with respect to Parent and the Purchaser that Parent or the Purchaser furnishes to the Company specifically for use in the Schedule 14D-9, the Proxy Statement (if any) will not contain any untrue statement of a material fact or omit to

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
state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (A) in the case of the Proxy Statement, as supplemented or amended, if any, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (B) in the case of the Schedule 14D-9 and any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

                  Section 4.5.2 The Offer Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 4.5.2 will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or the Purchaser by the Company specifically for use therein.

         Section 4.6 No Prior Activities. The Purchaser has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The Purchaser has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement, each Ancillary Agreement to which it is a party, the Offer Documents and the transactions contemplated hereby and thereby.

         Section 4.7 Financing. Parent and the Purchaser will have sufficient cash on hand and shall provide, or cause to be provided, at such time or times as such funds are required, to the Purchaser or, as the case may be, the Surviving Corporation, sufficient funds to pay the aggregate Offer Price for Shares tendered pursuant to the Offer and the aggregate Merger Consideration for Shares converted in the Merger and to pay all of its fees and expenses in connection with the transactions contemplated by this Agreement. Parent and the Purchaser have, as of the date of this Agreement, available funds or binding commitments for the funds described in the preceding sentence.

         Section 4.8 Brokers. No broker, finder or investment banker (other than Needham & Company, Inc., Parent's financial advisor) is entitled to any brokerage, finder's or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.


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
                                   ARTICLE 5

                                    COVENANTS

         Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing: the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its commercially reasonable efforts to keep available the services of the current officers, key employees and key consultants of the Company and each Company Subsidiary and preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in
Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of any stock exchange or other regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

                  Section 5.1.1 amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

                  Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or any Company Subsidiary, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof (or Company Options outstanding that were otherwise approved by Parent) in accordance with their terms or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale, purchase or licensing of goods, products and software in the ordinary course of business consistent with past practice;

                  Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

                  Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

                  Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any ownership interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice; (B) except for accounts payable incurred in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money; (C) terminate, cancel or agree to any material change in any Company Material Contract other than in the ordinary course of business consistent with past practice; or (D) make or authorize any capital expenditure in excess of the Company's budget as disclosed to Parent prior to the date hereof;

                  Section 5.1.6 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11.2 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, executive officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases), (B) except to the extent that the Company's existing severance policies are applicable to employees hired after the date hereof, grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend in any material respect any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, except, in each case, to the extent required by applicable Law or existing term of any such Company Benefit Plan described in the Company Disclosure Schedule or as contemplated by this Agreement;

                  Section 5.1.7 (A) pre-pay any long-term debt or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or (C) delay or accelerate payment of any account payable or in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

                  Section 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

                  Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

                  Section 5.1.10 make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  Section 5.1.11 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

                  Section 5.1.12 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, except for depreciation and amortization in accordance with GAAP consistently applied;

                  Section 5.1.13 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Parent, the Purchaser and any Parent Subsidiary) or any action taken thereby, which person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                  Section 5.1.14 take any action that is intended or would reasonably be expected to result in any of the Tender Offer Conditions or the conditions to the Merger set forth in Article 6 not being satisfied;

                  Section 5.1.15 license, transfer, sell, distribute, encumber or grant access to any Intellectual Property of the Company or any Company Subsidiary, other than in the ordinary course of business;

                  Section 5.1.16 enter into any new material line of business;
or

                  Section 5.1.17 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

         Section 5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Offer Documents, the
Schedule 14D-9 or the Proxy Statement, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9 and the Proxy Statement (if any) and timely seeking to obtain any such actions, consents, approvals or waivers.

         Section 5.3 Access to Information; Confidentiality

                  Section 5.3.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such person shall use commercially reasonable efforts to cause the counterparty thereto to waive) from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives, (collectively, "Company Representatives") to: (A) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the "Parent Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.3.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

                  Section 5.3.2 With respect to the information disclosed pursuant to Section 5.3.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent dated as of October 5, 2001 (the "Confidentiality Agreement").

         Section 5.4 No Solicitation of Transactions

                  Section 5.4.1 The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any Company Subsidiary or Company Representative, directly or indirectly, to take any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or
(C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the consummation of the Offer, the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to the Company's compliance with Section 5.4.2 and Section 2.8.1, (1) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior

Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent as amended as of the date hereof and
(2) following the execution of such a confidentiality agreement, participate in discussions with respect to such Superior Proposal. Upon execution of this Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives legal counsel, advisors and agents shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

                  Section 5.4.2 The Company shall immediately advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to the Purchaser a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry (as well as of any additional information received by the Company with respect to an Acquisition Proposal), if it is not in writing and shall keep Parent fully informed on a current basis with respect to the status of any such negotiations or discussions and any developments with respect to the foregoing.

                  Section 5.4.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the Offer and the Merger and the adoption and approval of this Agreement, (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal other than the Offer and the Merger, or (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal other than the Offer and the Merger. Nothing contained in this Section 5.4.3 shall prohibit the Company (1) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Company Board shall not withdraw or modify in an adverse manner its approval or recommendation of the Offer, the Merger or this Agreement except as set forth below) or (2) in the event that a Superior Proposal is made and the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation of the Offer and the Merger prior to the purchase of Shares pursuant to the Offer, so long as the Company continues to comply with all other provisions of this Agreement and so long as all the conditions to the Company's right to terminate this Agreement in accordance with Section 7.1.6 have been satisfied (including the expiration of the five business day period described therein and the payment of all amounts required pursuant to Section 7.2).

         Section 5.5 Appropriate Action; Consents; Filings.

                  Section 5.5.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required or advisable to be obtained or made by Parent, the Purchaser or the Company or any of their respective subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including without limitation the Offer and the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement, the Offer and the Merger required under (1) the Exchange Act, and any other applicable federal or state securities Laws, (2) the HSR Act and (3) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (X) preparing and filing of the Offer Documents, the Schedule 14D-9, Proxy Statement and any Other Filings,
(Y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (Z) seeking any such actions, consents, approvals or waivers or making any such filings, including providing copies of all filed documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith; and provided, further, that nothing in this Section 5.5.1 shall require Parent or the Company to agree to (I) the imposition of material conditions, (II) the requirement of divestiture of material assets or property or (III) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

                  Section 5.5.2 The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any consent to a Company Material Contract, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time, or (D) otherwise referenced in paragraph (I) of Annex I. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.5.2, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the Offer or the Effective Time, from the failure to obtain such consent.

                  Section 5.5.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Offer, the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement or (B) seeking to restrain or prohibit the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement or otherwise limit the right of Parent, the Purchaser or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

         Section 5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer, Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation or warranty contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

         Section 5.7 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange.

         Section 5.8 Employee Benefit Matters; Stock Options.

                  Section 5.8.1 With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, "Parent Benefit Plans") in which any director, officer or employee of the Company or any Company Subsidiary (the "Company Employees") will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of vacation and severance and participation in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Shares or options to acquire Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                  Section 5.8.2 At the Effective Time, the Company Stock Option Plans and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, shall be assumed by Parent. Immediately prior to the Effective Time, the Company shall deliver to Parent an updated list of all holders of outstanding options under the Company Stock Option Plans, including the number of shares of the Company's capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plans and the applicable stock option agreements, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of common stock of Parent (the "Parent Common Stock") equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below) and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Except as set forth in Section
5.8.2 of the Company Disclosure Schedule, the Merger shall not terminate any of the outstanding options under the Company Stock Option Plans or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which shall be subject to those options upon Parent's assumption of the options in the Merger. Within 15 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plans a document evidencing the foregoing assumption of such option by Parent, and Parent may prohibit option exercises beginning at the Effective Time and ending upon the filing of the registration statement on Form S-8 in accordance with Section
5.8.3. The "Option Exchange Ratio" shall mean the quotient obtained by dividing
(i) Merger Consideration by (ii) the average last sale price per share of the Parent Common Stock on the Nasdaq Stock Market as reported in The Wall Street Journal (or, if either party disputes the accuracy of the prices therein reported, another mutually agreeable authoritative source) for the ten full trading-day period ending on the fifth full trading day prior to the Closing Date (e.g., if the Closing Date falls on a Sunday, the ten trading-day period used to calculate this on such date would end on, and include, the previous Monday, assuming that Monday through Friday are full trading days).

                  Section 5.8.3 Parent agrees to file, no later than 15 business days after the Effective Time a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to outstanding options and shares granted to employees, officers, and directors of, and bona fide consultants to, the Company if they are individuals for whom a Form S-8 registration statement is available. The Company shall cooperate with and assist Parent in the preparation of such registration statement.

                  Section 5.8.4 Schedule 5.8.4 sets forth the names and number of Shares held by certain officers of the Company subject to vesting and repurchase by the Company ("ACC Restricted Shares") as well as the number of Shares subject to all stock options held by such officers that remain subject to vesting ("ACC Options"). Immediately prior to the Effective Time (or sooner as specifically provided in existing employment, option or severance agreements between the Company and the officers set forth on Schedule 5.8.4), each unvested ACC Restricted Share and each unvested ACC Option shall become vested, and all repurchase rights of the Company with respect to the ACC Restricted Shares and ACC Options shall lapse. Other than the ACC Restricted Shares and the ACC Options, there are no Company stock options or shares of restricted stock for which vesting will accelerate solely as a result of the execution of this Agreement or the transactions contemplated hereby.

         Section 5.9 Indemnification of Directors and Officers.

                  Section 5.9.1 Notwithstanding the provisions set forth in
Section 2.4, Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Certificate and the Company Bylaws shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law. The individuals to whom this
Section 5.9.1 applies shall be intended third party beneficiaries of this
Section 5.9.1.

                  Section 5.9.2 For six years from the Effective Time, the Surviving Corporation shall provide to the Company's directors and officers (as of the date hereof and as of the Effective Time) an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $415,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.9, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The directors and officers to whom this
Section 5.9.2 applies shall be intended third party beneficiaries of this
Section 5.9.2.

         Section 5.10 Parent Agreement Concerning the Purchaser; Parent Guaranty. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement. Parent hereby unconditionally guarantees the Purchaser's and the Surviving Corporation's obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Purchaser or the Surviving Corporation.

         Section 5.11 FIRPTA Certificate. The Company shall deliver to Parent, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company upon the consummation of the Merger.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 6.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

                  Section 6.1.1 This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable Law.

                  Section 6.1.2 The Purchaser shall have purchased, or caused to be purchased, pursuant to the Offer all shares duly tendered and not withdrawn; provided, however, that Parent and the Purchaser shall not assert this condition if the Purchaser, in violation of the terms of the Offer or this Agreement, fails to accept for payment or pay for Shares validly tendered pursuant to the Offer.

                  Section 6.1.3 The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal.

                  Section 6.1.4 Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated.

                                   ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

                  Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

                  Section 7.1.2 By the Company if (A) Parent or the Purchaser fails to commence the Offer as provided in Section 1.1 hereof by the date that is five business days from the date of this Agreement or (B) Parent or the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before December 23, 2002; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1.2 if the Company shall have (1) failed to fulfill any obligation under this Agreement, which failure has been the proximate cause of, or resulted in, the failure of any condition to the Offer to have been satisfied on or before such date, or (2) otherwise materially breached this Agreement;

                  Section 7.1.3 By either the Company or Parent if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 7.1.3 if such party shall have materially breached this Agreement;

                  Section 7.1.4 By either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (A) the acceptance for payment of, or payment for, Shares pursuant to the Offer or (B) the Merger, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

                  Section 7.1.5 By Parent prior to the purchase of Shares pursuant to the Offer, if (A) the Company Board shall have withdrawn or adversely modified (including by amendment to the Schedule 14D-9), or failed upon Parent's request to reconfirm, its approval or recommendation of the Offer, the Merger or this Agreement (or determined to do so); (B) the Company Board shall have determined to recommend to the Company's stockholders that they approve an Acquisition Proposal other than the Offer and the Merger or shall have determined to accept a Superior Proposal; or (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding Shares is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the Company's stockholders not tender their Shares in such tender or exchange offer;

                  Section 7.1.6 By the Company, if the Company Board determines to accept a Superior Proposal, but only after the Company (A) provides Parent with not less than five business days' notice of its determination to accept such Superior Proposal, including all terms thereof (after giving effect to all of the concessions which may be offered by Parent pursuant to clause (B) below),
(B) within the not less than five business day period referred, the Company has and has caused its financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement with the goal of enabling the Company to proceed with the transactions contemplated hereby, and (C) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company's right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of
Section 5.4); or

                  Section 7.1.7 By Parent, prior to the purchase of Shares pursuant to the Offer, if the Minimum Condition shall not have been satisfied by the Expiration Date of the Offer and on or prior to such Expiration Date the Company shall have received an Acquisition Proposal (other than from Parent or the Purchaser).

         Section 7.2 Effect of Termination.

                  Section 7.2.1 In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective subsidiaries, officers or directors except (A) with respect to Section 2.8, Section 5.3, Section 5.7, Section 7.5, this Section 7.2 and Article 8 and (B) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

                  Section 7.2.2 Parent and the Company agree that if this Agreement is terminated (A) pursuant to Section 7.1.5 or 7.1.6, (B) pursuant to
Section 7.1.7 and the Company either enters into a definitive agreement relating to or consummates such Acquisition Proposal (with, for purposes of this Section 7.2.2, all of the references to 15% changed to "at least 50%") within 12 months of such termination, or (C) by Parent pursuant to Section 7.1.3 by reason of a failure of any of the conditions specified in paragraphs (C), (D), (F), (G) or
(I) of Annex I and the Company either enters into a definitive agreement relating to or consummates an Acquisition Proposal (with, for purposes of this Section 7.2.2, all of the references to 15% changed to "at least 50%") within 12 months of such termination, then, in any such case, the Company shall pay to Parent an amount equal to the sum of Parent's and the Purchaser's Expenses up to an amount equal to $7,342,500.

                  Section 7.2.3 Payment of Expenses pursuant to Section 7.2.2 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all such Expenses (which itemization may be supplemented and updated from time to time until the 90th day after the party entitled to receive payment delivers such notice of demand for payment).

                  Section 7.2.4 Termination Fee. In addition to any payment required by the foregoing provisions of this Section 7.2: (A) in the event that this Agreement is terminated pursuant to Section 7.1.5 or 7.1.6, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $7,342,500 less any Expenses paid by the Company pursuant to Section 7.2.2; and (B) in the event that this Agreement is terminated pursuant to Section 7.1.7 and the Company either enters into a definitive agreement relating to or consummates such Acquisition Proposal (with, for purposes of this Section 7.2.4, all of the references to 15% changed to "at least 50%") within 12 months of such termination, then the Company shall pay Parent, no later than two business days after the earlier to occur of (1) the date of entrance by the Company or any Company Subsidiary into a definitive agreement concerning a transaction that constitutes an Acquisition Proposal and (2) the date the Company consummates such Acquisition Proposal (provided that if any agreement referred to in clauses
(1) and (2) of this sentence is entered into by the Company or any Company Subsidiary within 12 months of the termination of this Agreement, or if there is no such agreement with respect to a purchase contemplated by clause (2), any tender, exchange or other offer or arrangement for the Company's voting securities is first publicly announced within 12 months of such termination of this Agreement), then in either such case, a termination fee of $7,342,500 less any Expenses paid by the Company pursuant to Section 7.2.2.

                  Section 7.2.5 All Payments. All payments under this Section
7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

         Section 7.3 Amendment. Subject to Section 1.3.3 hereof, this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company's stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 7.4 Waiver. Subject to Section 1.3.3, at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company's stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 8

                               GENERAL PROVISIONS

         Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 8.2 Fees and Expenses. Subject to Section 7.2 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, except that all filing fees related to filings pursuant to the HSR Act will be shared equally by the Company and Parent.

         Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

                  If to Parent or the Purchaser, addressed to it at:

                           Mentor Graphics Corporation
                           8005 S.W. Boeckman Road
                           Wilsonville, Oregon  97070-7777
                           Attn:  General Counsel
                           Tel:  (503) 685-7000
                           Fax:  (503) 685-1485

                  with a mandated copy to:

                           Latham & Watkins
                           135 Commonwealth Drive
                           Menlo Park, California 94025-3656
                           Attn:  Christopher L. Kaufman, Esq.
                           Tel:  (650) 328-4600
                           Fax:  (650) 463-2600

                  If to the Company, addressed to it at:

                           Innoveda, Inc.
                           293 Boston Post Road West
                           Marlborough, Massachusetts 01752
                           Attn:  Chief Executive Officer
                           Tel:  (800) 456-8439
                           Fax:  (508) 480-0888

                  with a mandated copy to:

                           Hale and Dorr LLP
                           60 State Street
                           Boston, Massachusetts 02109
                           Attn:  John Burgess, Esq.
                           Tel:  (617) 526-6000
                           Fax: (617) 526-5000

For purposes of this Agreement, written consent shall include consent by electronic mail.

                  Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

                  "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

                  "ACQUISITION PROPOSAL" means any offer or proposal concerning any (A) merger, consolidation, other business combination or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company or any Company Subsidiary representing 15% or more of the consolidated assets, revenues or net income of the Company and the Company Subsidiaries, (C) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 15% or more of the voting power of the Company, (D) transaction in which any person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 15% or more of the voting power of the Company or (E) any combination of the foregoing (other than the Offer and the Merger); provided, however, that an Acquisition Proposal shall not include the disposition of the assets of the SLD Business.

                  "ANCILLARY AGREEMENTS" means the Support Agreements and the Non-Competition Agreements.

                  "BENEFICIAL OWNERSHIP" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "BLUE SKY LAWS" means any state securities, "blue sky" or takeover law.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY MATERIAL ADVERSE EFFECT" means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Any combination of changes or conditions relating to one or more of the following in and of itself shall not constitute a Company Material Adverse Effect: (1) any change or condition relating to the economy or securities markets in general, or the industries in which the Company operates in general, and not specifically relating to the Company; (2) any adverse change, effect or circumstances primarily arising out of or resulting from actions contemplated by the parties hereto or the pendency or announcement of the transactions contemplated by this Agreement; (3) changes in law, rule or regulations or GAAP or interpretations thereof; (4) the failure by the Company to meet analyst expectations; (5) the sale of all or a portion of the Company's SLD Business; and (6) the effect of any reductions in force implemented by the Company described in the Company Disclosure Schedule.

                  "COMPANY OPTIONS" means all unexpired and unexercised option or similar right to purchase Shares or other Equity Interests of the Company, excluding the Top-Up Option.

                  "COMPANY STOCK OPTION PLANS" means any stock incentive plan of the Company, including the Innoveda, Inc. Amended and Restated 2000 Stock Incentive Plan, Innoveda, Inc. 2000 Employee Stock Purchase Plan, Viewlogic Systems, Inc. 1998 Stock Incentive Plan, PADS Software, Inc. 1998 Stock Option Plan, Summit Design, Inc. 1994 Stock Plan, Summit Design,

Inc. 1996 Director Option Plan, Summit Design, Inc. 1997 Nonstatutory Stock Option Plan, Simulation Technologies Corp. 1994 Stock Option Plan, Transcendent Design Technology, Inc. Stock Option Plan, Transcendent Design Technology, Inc. Restricted Stock Plan and TriQuest Design Automation, Inc. 1995 Stock Option Plan, or any other plan, agreement or arrangement pursuant to which options to purchase Shares or other Equity Interests of the Company have been granted.

                  "CONTRACTS" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which the Company or any Company Subsidiary is a party or to which any of the assets of the Company or any Company Subsidiary are subject, whether oral or written, express or implied.

                  "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  "ENVIRONMENTAL LAWS" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination, including but not limited to CERCLA, the Occupational Safety and Health Act, as amended, and any regulations promulgated thereunder, and the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

                  "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

                  "EQUITY INTEREST" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

                  "ERISA AFFILIATE" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
Section 4001(b)(1) of ERISA that includes the Company or any Company Subsidiary, or that is a member of the same "controlled group" as the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.

                  "EXCHANGE" means the Nasdaq National Market.

                  "EXPENSES" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, commercial and investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents,
Schedule 14D-9 and Proxy Statement and any solicitation of stockholder approvals and all other matters related to the transactions contemplated by this Agreement.

                  "GAAP" means generally accepted accounting principles as applied in the United States.

                  "GOVERNMENTAL ENTITY" means any domestic or foreign governmental, administrative, judicial or regulatory authority.

                  "GROUP" is defined as in the Exchange Act, except where the context otherwise requires.

                  "HAZARDOUS MATERIALS" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "INTELLECTUAL PROPERTY" means, collectively, (i) trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); (ii) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) (collectively "Patents");
(iii) copyrights and mask works (including any registrations and applications therefore and whether registered or unregistered) (collectively "Copyrights"); and (iv) confidential information and proprietary information, including any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively "Trade Secrets").

                  "IRS" means the United States Internal Revenue Service.

                  "KNOWLEDGE" will be present only when the matter in question was directed to the attention of the following persons in the conduct of their ordinary responsibilities or when the following persons otherwise have actual knowledge of such matter in question: William J. Herman, Richard G. Lucier, Kevin P. O'Brien, Peter T. Johnson, Paula J. Cassidy, Kenneth Tepper and Joseph Dalton.

                  "LAW" means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

                  "ON A FULLY DILUTED BASIS" means, as of any date, (A) the number of Shares outstanding, plus (B) the number of Shares the Company is then required to issue pursuant to obligations outstanding at such date under employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including, without limitation, pursuant to the Company Stock Option Plans.

                  "OTHER FILINGS" means all filings made by, or required to be made by, the Company with the SEC other than the Schedule 14D-9 and the Proxy Statement.

                  "PARENT MATERIAL ADVERSE EFFECT" means any change affecting, or condition having an effect on, Parent, the Purchaser and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industries in which Parent operates in general, and not specifically relating to Parent.

                  "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SOFTWARE" means individually each, and collectively all, of the computer programs, including interfaces and any embedded software programs or applications, owned or licensed to the Company or otherwise included as an asset of the Company, including as to each program, the processes and routines used in the processing of data, the object code, source code (as to third party source code, when rights to the source code may be obtained), tapes, disks, and all improvements, modifications, enhancements, versions and releases relating thereto.

                  "SLD BUSINESS" means the business described on Schedule 8.4.

                  "SUBSIDIARY" or "SUBSIDIARIES" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  "SUPERIOR PROPOSAL" means a bona fide Acquisition Proposal (but with all of the percentages included in the definition of such term raised to 50.01% for purposes of this definition) made by a third party which was not solicited by the Company in violation of this Agreement, any Company Subsidiary, any Company Representatives or any other Company affiliates and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, (B) if consummated, after consultation with the Company's nationally recognized independent financial advisor as to whether the Acquisition Proposal constitutes a Superior Proposal, would result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger as the same may be proposed by Parent to be amended pursuant to clause (B) of Section
7.1.6 and (C) is not subject to any financing condition.

                  "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "TAX LIABILITY" means a liability for any Tax.

                  "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

                 "ACC OPTIONS"                               Section 5.8.4
                 "ACC RESTRICTED SHARES"                     Section 5.8.4
                 "ADVERSE MATTER"                            Section 1.3.3
                 "AGREEMENT"                                 Preamble
                 "BUSINESS DAY"                              Section 1.1.2
                 "CERCLA"                                    Section 3.14.4
                 "CERTIFICATE OF MERGER"                     Section 2.2
                 "CERTIFICATES"                              Section 2.11.1
                 "COMPANY"                                   Preamble
                 "COMPANY BENEFIT PLAN"                      Section 3.10.1
                 "COMPANY BOARD"                             Recitals
                 "COMPANY BYLAWS"                            Section 3.2

                 "COMPANY CERTIFICATE"                       Section 3.2
                 "COMPANY COMMON STOCK"                      Section 3.3
                 "COMPANY DISCLOSURE SCHEDULE"               Article 3
                 "COMPANY EMPLOYEES"                         Section 5.8.1
                 "COMPANY FINANCIAL ADVISOR"                 Section 1.2.1
                 "COMPANY FORM 10-K"                         Section 3.7.3
                 "COMPANY INBOUND LICENSE AGREEMENTS"        Section 3.15.9
                 "COMPANY MATERIAL CONTRACT"                 Section 3.12
                 "COMPANY OUTBOUND LICENSE AGREEMENTS"       Section 3.15.9
                 "COMPANY OWNED COPYRIGHTS                   Section 3.15.4
                 "COMPANY PERMITS"                           Section 3.6
                 "COMPANY REPRESENTATIVES"                   Section 5.3.1
                 "COMPANY SEC FILINGS"                       Section 3.7.1
                 "COMPANY STOCKHOLDERS' MEETING"             Section 2.8.1
                 "COMPANY SUBSIDIARY"                        Section 3.1
                 "CONFIDENTIALITY AGREEMENT"                 Section 5.3.2
                 "CONTINUING DIRECTOR"                       Section 1.3.3
                 "D&O INSURANCE"                             Section 5.9.2
                 "DGCL"                                      Recitals
                 "DISSENTING SHARES"                         Section 2.10
                 "EFFECTIVE TIME"                            Section 2.2
                 "ERISA"                                     Section 3.10
                 "EXCHANGE ACT"                              Section 1.1.1
                 "EXPIRATION DATE"                           Section 1.1.2

                 "FOREIGN PLANS"                             Section 3.10.5
                 "MERGER"                                    Recitals
                 "MERGER CONSIDERATION"                      Section 2.6.1
                 "MINIMUM CONDITION"                         Annex I
                 "MULTIEMPLOYER PLAN"                        Section 3.10.3
                 "NON-COMPETITION AGREEMENTS"                Recitals
                 "OFFER"                                     Recitals
                 "OFFER DOCUMENTS"                           Section 1.1.1
                 "OFFER PRICE"                               Recitals
                 "OPTION EXCHANGE RATIO"                     Section 5.8.2
                 "PARENT"                                    Preamble
                 "PARENT BENEFIT PLANS"                      Section 5.8.1
                 "PARENT COMMON STOCK"                       section 5.8.2
                 "PARENT DISCLOSURE SCHEDULE"                Article 4
                 "PARENT REPRESENTATIVES"                    Section 5.3.1
                 "PARENT SUBSIDIARY"                         Section 4.3.1
                 "PAYING AGENT"                              Section 2.11.1
                 "PROXY STATEMENT"                           Section 2.8.1
                 "PURCHASER"                                 Preamble
                 "PURCHASER COMMON STOCK"                    Section 2.6.2
                 "RESTRICTED SHARES"                         Section 5.8.4
                 "SCHEDULE 14D-9"                            Section 1.2.1
                 "SEC"                                       Section 1.1.1
                 "SECTION 16"                                Section 5.8.1
                 "SHARES"                                    Recitals

                 "SUPPORT AGREEMENTS"                        Recitals
                 "SURVIVING CORPORATION"                     Section 2.1
                 "TENDER OFFER CONDITIONS"                   Section 1.1.1
                 "TOP-UP EXERCISE EVENT"                     Section 2.12.3
                 "TOP-UP OPTION"                             Section 2.12.1
                 "TOP-UP OPTION SHARES"                      Section 2.12.1

                  Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

                  Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any such purported assignment without such consent shall be void; provided, however, that either Parent or the Purchaser (or both) may assign its rights hereunder (including, without limitation, the right to make the Offer to purchase Shares in the Offer) to a wholly-owned subsidiary of Parent or the Purchaser but nothing shall relieve the assignor from its obligations hereunder.

                  Section 8.10 Parties in Interest. Subject to Section 8.9, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 8.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

         Section 8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                  Section 8.12.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

                  Section 8.12.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  Section 8.12.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

                  Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 MENTOR GRAPHICS CORPORATION

                                 By:   /s/ Gregory K. Hinckley
                                       ------------------------------------
                                       a duly authorized signatory

                                 INDIANA MERGER CORPORATION

                                 By:   /s/ Gregory K. Hinckley
                                       ------------------------------------
                                       a duly authorized signatory

                                 INNOVEDA, INC.

                                 By:   /s/ William J. Herman
                                       ------------------------------------
                                       a duly authorized signatory

                                     ANNEX I

                  Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares, and may terminate or, subject to the terms of the Agreement, amend the Offer, unless
(i) there shall have been validly tendered and not validly withdrawn immediately prior to the Expiration Date that number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Condition") and (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall have expired or been terminated prior to the Expiration Date. In addition, notwithstanding any other term of the Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, pay for any tendered Shares, and may terminate or, subject to the terms of the Agreement, amend the Offer, at any time on or after the date of the Agreement and prior to the time of acceptance for payment or payment for any Shares, if any of the following events shall occur and be continuing and such event shall not have been proximately caused by the breach of Parent or the Purchaser of any of their obligations under the Agreement:

                           (A) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Parent, would be expected to, directly or indirectly: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company and the Company Subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separate all or any material portion of the business or assets of Parent, or of the Company and the Company Subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) require divestiture by Parent or the Purchaser of any Shares, (v) result in a material diminution of the value of the Shares or the benefits expected to be derived by Parent as a result of the Offer or the Agreement, (vi) restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Parent or any of its affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly adversely affects the Offer in any material respect; or (vii) result in a Company Material Adverse Effect; or


                                   Annex I-1

                           (B) there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (vii) of paragraph (A) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (vii) of paragraph (A) above; or

                           (C) any development or change shall have occurred in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or any Company Subsidiary that has had, or could reasonably be expected to have, a Company Material Adverse Effect; or

                           (D) (i) the Company Board shall have withdrawn or adversely modified (including by amendment to the Schedule 14D-9), or failed promptly upon Parent's request to reconfirm, its approval or recommendation of the Offer, the Merger or the Agreement; (ii) the Company Board shall have decided to recommend to the Company's stockholders that they approve an Acquisition Proposal other than the Offer and the Merger or shall have decided to accept a Superior Proposal; (iii) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding Shares is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the Company's stockholders not tender their Shares in such tender or exchange offer or (iv) any person (other than Parent or an affiliate of Parent) or group becomes the beneficial owner of 15% or more of the outstanding Shares; or

                           (E) the Company, Parent and the Purchaser shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or

                           (F) (i) any of the representations and warranties of the Company contained in the Agreement that are qualified by reference to a Company Material Adverse Effect shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (except for representations and warranties which speak as of a particular date, shall not be true as of such particular date), or
         (ii) any of the representations and warranties of the Company contained in the Agreement that are not so qualified shall not be true in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (except for representations and warranties which speak as of a particular date, shall not be true as of such particular date); or

                           (G) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its material obligations, covenants or agreements under the Agreement or any Ancillary Agreement; or

                          (H) there shall have occurred, and continued to exist,
         (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, (ii) any decline of

                                   Annex I-2
         at least 25% in either the Dow Jones Average of Industrial Stocks, the Standard & Poor's 500 Index or the Nasdaq National Market from the close of business on the last trading day immediately preceding the date of the Agreement through the Expiration Date, (iii) a commencement of a war, armed hostilities, acts of terrorism or other national or international crisis involving the United States or, in the case of any of the foregoing existing on the date of the Agreement, a material acceleration or worsening thereof in each case that could reasonably be expected to have a material adverse effect on the Company, Parent or the consummation of the Offer, or (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions; or

                          (I) (i) any required approval, permit, authorization or consent, with respect to the Company, the Companies Subsidiaries or the Company's business, of any other person or entity shall not have been obtained, the lack of which, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect or (ii) any required material approval, permit, authorization or consent of any Governmental Entity shall not have been obtained on terms satisfactory to Parent in its reasonable discretion.

                  The foregoing conditions (including those set forth in clauses
(i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                  The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of April 23, 2002, by and among Parent, the Purchaser and the Company.


                                   Annex I-3